Exhibit 99.1

Ralcorp Completes Separation of Post Cereals Business

Ralcorp Continues to Trade Under Symbol “RAH”

Post Begins Regular Way Trading on NYSE Under Symbol “POST”

ST. LOUIS, Feb. 6, 2012 /PRNewswire/ — Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has completed the previously announced separation of Post Holdings, Inc. (NYSE: POST) through a tax-free spin-off to Ralcorp shareholders. Ralcorp shareholders of record, as of the close of business on January 30, 2012 (the “Record Date”), received one share of Post common stock for every two shares of Ralcorp common stock held on the Record Date.

“I am excited to announce the completion of this spin-off and the beginning of a new chapter for Ralcorp. Going forward, Ralcorp will be able to place even greater focus on expanding our private-brand market positions and driving the best possible performance for our businesses,” said Kevin Hunt, Chief Executive Officer and President of Ralcorp. “We believe the separation unlocks value for shareholders and best positions both Ralcorp and Post for future success.”

Following this separation, Ralcorp will be the leading producer of private-brand foods in the United States and a major producer of foodservice products. The Company plans to leverage the growth opportunities and advantageous market dynamics in the private-brand food industry.

The Distribution

The distribution was effective February 3, 2012, at 11:59 p.m., Eastern Time. Approximately 34.4 million shares of Post common stock were outstanding immediately following the separation.

No fractional shares of Post common stock were distributed in connection with the spin-off. Fractional shares that Ralcorp shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares. The distribution of Post shares will be made in book-entry form and no action or payment by Ralcorp shareholders is required to receive Post shares. No physical share certificates of Post will be issued.

It is intended that the Post separation, as structured, will qualify as a tax-free distribution to Ralcorp shareholders for U.S. federal tax purposes. Cash received in lieu of fractional shares will, however, be taxable. Ralcorp shareholders should consult their tax advisers with respect to U.S. federal, state, local and foreign tax consequences of the Post separation.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the proposed separation; disruption to operations as a result of the proposed separation; inability of one or more of the businesses to operate independently following the completion of the proposed separation; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Ralcorp’s cautionary statements and risk factors contained in its filings with the SEC. Ralcorp disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release. There can be no assurance that the proposed transactions will be completed as anticipated or at all.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta. For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

Contact:

Matt Pudlowski

Director, Business Development

(314) 877-7091

James Golden / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449